Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Onconetix, Inc. on Form S-1 (Nos. 333-264646,  333-267142 and 333-277066), Form S-3 (Nos. 333-270383, 333-267142 and 333-264646) and Form S-8 (Nos. 333-268357, 333-265843 and  333-276824) of our report dated April 11, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 11, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 11, 2024